Exhibit 10.71

THE BANK OF NEW YORK MELLON CORPORATION

DEFERRED COMPENSATION PLAN

FOR DIRECTORS

Effective January 1, 2008

THE BANK OF NEW YORK MELLON CORPORATION

DEFERRED COMPENSATION PLAN

FOR DIRECTORS

Effective January 1, 2008

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SECTION NUMBER	TITLE	PAGE
	ARTICLE VI

	DESIGNATION OF BENEFICIARY
6.1	Designation of Beneficiary	14
6.2	Failure to Designate Beneficiary	15

	ARTICLE VII

	FORFEITURES TO COMPANY
7.1	Distribution of Participant’s Interest When Company is Unable to Locate Distributees	15

	ARTICLE VIII

	MAINTENANCE OF ACCOUNTS
8.1	Books and Records	15

	ARTICLE IX

	AMENDMENT AND TERMINATION OF THE PLAN
9.1	Amendment	16
9.2	Company’s Right to Terminate	16

	ARTICLE X

	SPENDTHRIFT PROVISIONS
10.1	No Right to Alienation or Assignment	16

	ARTICLE XI

	MISCELLANEOUS
11.1	Right of Company to Replace Members of the Board of Directors; Obligations	17
11.2	Title to and Ownership of Assets Held for Accounts	17
11.3	Nature of Liability to Participants	17
11.4	Text of Plan to Control	17
11.5	Law Governing and Severability	17
11.6	Name	17
11.7	Gender	17
11.8	Trust Fund	18

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THE BANK OF NEW YORK MELLON CORPORATION

DEFERRED COMPENSATION PLAN

FOR DIRECTORS

Effective January 1, 2008

PREAMBLE

The purpose of The Bank of New York Mellon Corporation Deferred Compensation Plan For Directors (the “Plan”) is to offer each non-employee member of the Board of Directors of The Bank of New York Mellon Corporation (the “Company”) the opportunity to defer receipt of compensation to be earned for service in such capacity and to accumulate supplemental funds for retirement, special needs prior to retirement, or death. The Plan is effective for deferrals received from eligible Directors of the Company after December 31, 2007. It is the intention of the Company that the Plan be operated in compliance with the American Jobs Creation Act of 2004 (“AJCA”) and Section 409A of the Internal Revenue Code.

The Corporate Benefits Committee of the Company (“Committee” or “CBC”) or a successor committee designated by the Board shall be the administrator responsible for administering the Plan in accordance with its terms but such designation of the Committee shall not be construed, directly or indirectly, as evidencing any intent on the part of the Company that the Plan be governed by or enforceable under the Employee Retirement Income Security act of 1974, as amended (“ERISA”); it being the intent of the Company that such Plan be governed by and enforceable under the laws of the State of New York.

ARTICLE I

DEFINITIONS

When used herein, the following words shall have the following meanings unless the content clearly indicates otherwise:

1.1 Account. “Account” means the record-keeping device used by the Company to measure and determine the amounts to be paid to a Participant under the Plan. Separate Accounts will be established for each Participant and as may otherwise be required.

1.2 Beneficiary. “Beneficiary” means the person who under this Plan becomes entitled to receive a Participant’s interest in the event of his or her death.

1.3 Board. “Board” means the Board of Directors of the Company or any committee thereof acting within the scope of its authority.

1.4 Committee. “Committee” means the Corporate Benefits Committee of the Company or a successor committee appointed to administer the Plan pursuant to Article II.

1.5 Company. “Company” means The Bank of New York Mellon Corporation, a Delaware corporation, and any successor in interest.

1.6 Company Stock Fund Option. “Company Stock Fund Option” shall mean an investment fund alternative permitting Participants to direct deferred compensation to purchase phantom stock units based on the Company’s Common Stock.

1.7 Deferral Commitment. “Deferral Commitment” means a commitment made by a Participant pursuant to Article III for which a Deferral Election has been submitted by the Participant to the Committee.

1.8 Deferral Election. “Deferral Election” means the written agreement to defer receipt of compensation submitted by a Participant to the Committee or its delegates prior to the commencement of the period in which the deferred compensation is to be earned.

1.9 Effective Date. “Effective Date” of this Plan means January 1, 2008.

1.10 Elective Deferred Compensation. “Elective Deferred Compensation” means the amount of compensation that a Participant elects to defer pursuant to a Deferral Commitment.

1.11 Enrollment Period. “Enrollment Period” means (a) the thirty (30) days following the effective date of an individual’s first-time election or appointment to the Board or when he or she otherwise becomes eligible to participate in the Plan for the first time and (b) an annual fall enrollment period during which eligible individuals may file new or amended Deferral Elections covering compensation to be earned in the following calendar year.

1.12 Internal Revenue Code. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

1.13 Participant. “Participant” means any individual who is making (or has elected to make) deferrals, or who holds an Account, under the terms of the Plan.

1.14 Plan. “Plan” means “The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors” as set forth in this document and as the same may be amended, administered or interpreted from time to time.

1.15 Plan Year. “Plan Year” means each calendar year beginning on January 1 and ending on December 31.

1.16 Retirement. “Retirement” means that a Participant no longer serves on the Board of Directors, for any reason other than death.

1.17 Standard Distribution Account. “Standard Distribution Account” means an Account established pursuant to Section 5.1, which provides for distribution of a benefit during Service or following Retirement.

1.18 Unforeseeable Emergency. An “Unforeseeable Emergency” is a severe financial hardship of the Participant or Beneficiary resulting from an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Section 152(a) of the Internal Revenue Code); loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary, as determined by the Committee, in accordance with Section 409A(a)(2)(B)(ii) of the Internal Revenue Code and Regulation Section 1.409A-3(i)(3) promulgated thereunder, on the basis of written information supplied by the Participant.

1.19 Valuation Date. “Valuation Date” means the last day of each month, or such other dates as the Committee may determine in its discretion, which may be either more or less frequent, for the valuation of Participants’ Accounts.

1.20 Variable Fund Options. “Variable Fund Options” means the variable rate investment fund alternatives approved by the Committee and offered to Participants.

ARTICLE II

ADMINISTRATION

2.1 Administrator. Except as hereinafter provided, the Committee shall be the administrator of the Plan and shall be responsible for administering the Plan in accordance with its terms and for the administrative responsibilities hereinafter described with respect to the Plan. Whenever any action is required or permitted to be taken in the administration of the Plan, the Committee shall take such action unless the Committee’s power is expressly limited herein or by operation of law. The Committee may delegate its duties and responsibilities as it, in its sole discretion, deems necessary or appropriate to the execution of such duties and responsibilities. The Committee as a whole or any of its members may serve in more than one capacity with respect to the Plan.

2.2 Powers and Duties. The Committee, or its delegates, shall maintain and keep (or cause to be maintained and kept) such records as are necessary for the efficient operation of the Plan or as may be required by any applicable law, regulation, or ruling and shall provide for the preparation and filing of such forms, reports, information, and documents as may be required to be filed with any governmental agency or department and with the Plan’s Participants and/or other Beneficiaries.

Except to the extent expressly reserved to the Company or the Board, the Committee shall have all powers necessary to carry out the administrative provisions of the Plan and to satisfy the requirements of any applicable law or laws. These powers shall include, by way of illustration and not limitation, the exclusive powers and discretionary authority necessary to:

(a) construe and interpret the Plan; decide all questions of eligibility; decide all questions of fact relating to claims for benefits; and determine the amount, time, manner, method, and mode of payment of any benefits hereunder;

(b) direct the Company, and/or the trustee of any trust established at the discretion of the Company to provide for the payment of benefits under the Plan, concerning the amount, time, manner, method, and mode of payment of any benefits hereunder;

(c) prescribe procedures to be followed and forms to be used by Participants and/or other persons in filing applications or elections;

(d) prepare and distribute, in such manner as may be required by law or as the Committee deems appropriate, information explaining the Plan; provided, however, that no such explanation shall contravene the terms of this Plan or increase the rights of any Participant or Beneficiary or the liabilities of the Company;

(e) require from the Company and Participants such information as shall be necessary for the proper administration of the Plan;

(f) appoint and retain individuals to assist in the administration and construction of the Plan, including such legal, clerical, accounting, and actuarial services as it may require or as may be required by any applicable law or laws;

(g) approve the variable rate investment fund alternatives that will be offered as the Variable Fund Options;

(h) approve any special elections and/or payouts permitted under AJCA and Section 409A of the Internal Revenue Code; and

(i) perform all other administrative functions which are not expressly reserved to the Company or the Board, including, but not limited to, those supplemental duties and responsibilities described in the “Corporate Benefits Committee Charter and Summary of Operations” approved on September 17, 1991 (the “CBC Charter”) which are not inconsistent with the Board’s intent that the Plan not be construed as governed by or subject to ERISA.

Without intending to limit the generality of the foregoing, the Committee shall have the power to amend the Plan, in whole or in part, in order to comply with applicable law; provided, however, that no such amendment may increase the duties and obligations of the Company without the consent of the Company. Except as provided in the preceding sentence or unless directed by the Board or the Corporate Governance and Nominating Committee of the Board or otherwise required by law, the Committee shall have no power to adopt, amend or terminate the Plan, said powers being exclusively reserved to the Board or the Corporate Governance and Nominating Committee of the Board.

2.3 Procedures. The Committee shall be organized and conduct its business with respect to the Plan in accordance with the organizational and procedural rules set forth in the CBC Charter.

2.4 Establishment of Rules. The Committee shall have specific authority in its sole discretion to construe and interpret the terms of the Plan related to its powers and duties, and to the extent that the terms of the Plan are incomplete, the Committee shall have authority to establish such rules or regulations related to its powers and duties as it may deem necessary and proper to carry out the intent of the Company as to the purposes of the Plan.

2.5 Limitation of Liability. The Board, the members of the Committee, and any officer, employee, or agent of the Company shall not incur any liability individually or on behalf of any other individuals or on behalf of the Company for any act, or failure to act, made in good faith in relation to the Plan. No bond or other security shall be required of any such individual solely on account of any such individual’s power to direct the Company to make the payments required hereunder.

2.6 Compensation and Insurance. Members of the Committee shall serve without compensation for their services as such. Expenses incurred by members of the Committee in the performance of their duties as herein provided, and the compensation and expenses of persons retained or employed by the Committee for services rendered in connection with the Plan shall, upon approval by the Committee, be paid or reimbursed by the Company.

The Company shall indemnify and/or maintain and keep in force insurance in such form and amount as may be necessary in order to protect the members of the Committee, their delegates and appointees (other than persons who are independent of the Company and are rendering services to the Committee or to or with respect to the Plan) from any claim, loss, damage, liability, and expense (including costs and attorneys’ fees) arising from their acts or failures to act with respect to the Plan, except where such actions or failures to act involve willful misconduct or gross negligence.

2.7 Removals and Resignations. Any member of the Committee may resign and the Company may remove any member of the Committee in accordance with the procedures established by the CBC Charter. The Committee shall remain fully operative pending the filling of any vacancies, the remaining Committee members having full authority to administer the Plan.

2.8 Claims Procedure. The right of any Participant or Beneficiary to receive a benefit hereunder and the amount of such benefit shall be determined in accordance with the procedures for determination of benefit claims established and maintained by the Committee; which separate procedures, entitled Procedures for Determination of Benefit Claims, are incorporated herein by this reference.

ARTICLE III

PARTICIPATION AND DEFERRAL COMMITMENTS

3.1 Eligibility and Participation.

(a) Eligibility. Eligibility to make a Deferral Commitment shall be limited to non-employee members of the Board who do not elect to defer into another elective nonqualified deferred compensation plan of the Company or one of its subsidiaries.

(b) Participation. Except as otherwise provided herein, an eligible individual may elect to participate in the Plan by submitting a Deferral Election to the Committee or its delegates during the Enrollment Period preceding the commencement of the period in which the deferred compensation is to be earned.

3.2 Duration of Deferral Commitment.

(a) A Deferral Commitment shall be effective for compensation to be earned during the next Plan Year following the date it is filed, or remainder of the current Plan Year in the case of an initial deferral election under Section 1.11(a), and shall terminate at the end of such Plan Year, unless otherwise provided by the Committee or its delegates. A Deferral Election shall not apply to any deferrals that represent payments for services performed prior to the beginning of the Plan Year to which it applies.

(b) A Participant’s Deferral Commitments shall terminate upon the Participant’s Retirement or death and as provided in Section 5.3 in the case of an Unforeseeable Emergency.

3.3 Basic Forms of Deferral. An eligible Director may file a Deferral Election to defer any payment by the Company or any affiliate of the Company for, or in lieu of, services rendered to the Company or any affiliate of the Company. The amount to be deferred shall be stated as a whole number percentage of the amount to be paid to the Participant. No reallocation among the following components of compensation shall be permitted to affect or change a previously filed Deferral Election; provided, however, that only increases in one or more components that are accompanied by decreases in one or more components shall be considered “reallocations”; and provided further that the Committee shall have the authority to determine whether a reallocation has occurred pursuant to the foregoing rule. Payments which are eligible for deferral may consist of, but shall not be limited to, any or all of the following forms of compensation:

(a) Board Retainer. The retainer paid for meetings of the Board.

(b) Board Meeting Fees. The meeting fees paid for meetings of the Board.

(c) Committee Meeting Fees. The meeting fees paid for meetings of committees of the Board.

(d) Other Deferrals. Fees paid for any other services rendered by the Participant as a member of the Board to the Company or any affiliate of the Company.

3.4 Limitations on Deferrals. The following limitations on deferrals shall apply:

(a) Minimum Deferrals. The minimum deferral amount that may be elected is two thousand dollars ($2,000.00) for any Plan Year.

(b) Maximum Deferrals. A Participant may not defer for any Plan Year more than one hundred percent (100%) of all payments made to the Participant for, or in lieu of, services rendered to the Company or affiliates of the Company.

(c) Waiver; Committee Discretion. The Committee may further limit the minimum or maximum amount deferred by any Participant or group of Participants, or waive the foregoing minimum and maximum limits for any Participant or group of Participants, for any reason.

3.5 Termination of Deferral Commitments on Unforeseeable Emergency. Upon a finding that the Participant has suffered an Unforeseeable Emergency, all previously elected Deferral Commitments of the Participant shall terminate.

3.6 Commencement of Deferral Commitment. A Deferral Commitment shall be deemed to commence as of the first day of the Plan Year covered by the Deferral Election for such Deferral Commitment. A Participant’s Beneficiary will be entitled to receive pre-retirement survivor benefits pursuant to Section 5.2(a) with respect to the Deferral Commitment only in the event of the Participant’s death while serving on the Board.

ARTICLE IV

DEFERRED COMPENSATION ACCOUNTS

4.1 Accounts. For record-keeping purposes only, Standard Distribution Accounts shall be maintained as applicable for each Participant’s Elective Deferred Compensation. Accounts shall be deemed to be credited with notional gains or losses as provided in Section 4.3 from the date of deferral through the Valuation Date.

4.2 Elective Deferred Compensation. A Participant’s Elective Deferred Compensation shall be credited to the Participant’s Account(s) as of the date when the corresponding non-deferred portion of the compensation is paid or would have been paid but for the Deferral Commitment. Any withholding of taxes or other amounts with respect to deferred compensation that is required by Federal, state or local law shall be withheld from the Participant’s non-deferred compensation to the maximum extent possible with any excess being withheld from the Participant’s Deferral Commitment or Account(s).

4.3 Notional Earnings and Losses. Accounts shall be credited with notional earnings and losses as of each Valuation Date from the dates when deferred amounts are credited to Accounts based on the balance of each Account. Earnings and losses credited to each Account shall be based on the Participant’s choices among the Variable Fund Options and the Company Stock Fund Option, subject to the terms of this Section.

(a) Earnings or Losses During Participant’s Lifetime. During a Participant’s lifetime, all compensation deferred by the Participant will be credited as elected by the Participant with earnings or losses that may accrue based on the performance of (i) the Variable Fund Options or (ii) the Company Stock Fund Option.

(b) Earnings or Losses After Participant’s Death. Following a Participant’s death, all compensation deferred by the Participant will be credited as elected by the Participant’s Beneficiary with earnings or losses that may accrue based on the performance of (i) the Variable Fund Options or (ii) the Company Stock Fund Option.

(c) Changes to Investment Elections. Except as otherwise approved by the Committee, Participants and Beneficiaries may elect quarterly to reallocate previously accrued notional funds among the Variable Fund Options. Participants shall not be permitted to reallocate previously accrued amounts between the Company Stock Fund Option and any of the Variable Fund Options.

4.4 Valuation of Accounts. A Participant’s Account as of each Valuation Date shall consist of the balance of the Participant’s Account as of the immediately preceding Valuation Date, increased by the Participant’s Elective Deferred Compensation and earnings credited to such Account and reduced by losses sustained by any Variable Fund Options or the Company Stock Fund Option as selected by the Participant or by distributions made from such Account since the immediately preceding Valuation Date.

4.5 Vesting of Accounts. Each Participant shall be one hundred percent (100%) vested at all times in the amounts credited to such Participant’s Accounts.

4.6 Statement of Accounts. The Company shall submit to each Participant periodic statements setting forth the balance to the credit of the Accounts maintained for the Participant.

4.7 Company Stock Fund Option. Participants shall be permitted to defer Board retainer, Board/Committee meeting fees and fees paid by the Company for any other services rendered by the Participant as a member of the Board to the Company or any affiliate of the Company into the Company Stock Fund Option. Participant deferrals into the Company Stock Fund Option shall be treated as if Elective Deferred Compensation were invested in the Company’s Common Stock on the dates of such deferrals as determined under Section 4.2. Deferrals shall be credited to Participant Accounts as phantom stock units representing whole and partial shares of the Company’s Common Stock. The following rules shall apply to such phantom stock units:

(a) Phantom stock units shall be valued at the closing price of a share of the Company’s Common Stock in the New York Stock Exchange Composite Transactions on the date of such deferral and each other relevant Valuation Date, or, if no sale shall have been made on such exchange on that date, the closing price in the New York Stock Exchange Composite Transactions on the last preceding day on which there was a sale (“Fair Market Value”).

(b) Dividend equivalents shall be accrued on phantom stock units, when and if declared and paid on the Company’s Common Stock, and credited to additional phantom stock units as if such amounts were reinvested in the Company’s Common Stock under the Company’s Direct Stock Purchase and Dividend Reinvestment Plan.

(c) Participants shall not be permitted to reallocate previously accrued amounts between the Company Stock Fund Option and any of the Variable Fund Options.

(d) Participants in the Company Stock Fund Option shall not be considered to be shareholders of the Company and shall be entitled only to those voting rights, if any, as may be approved by the Company with respect to shares of the Company’s Common Stock that may be held in a trust established by the Company on behalf of Plan Participants.

(e) Plan benefits paid under Article V from phantom stock units accrued under the Company Stock Fund Option shall be settled only in shares of the Company’s Common Stock, which will be credited to a book-entry account in the Participant’s name.

(f) A Participant shall be advised as to the amount of any Federal, state, local or foreign income tax required to be withheld by the Company on the compensation income resulting from the payout of shares of the Company’s Common Stock. Participant shall pay any taxes required to be withheld directly to the Company in cash upon request; provided, however, that a Participant may satisfy such obligation in whole or in part by requesting the Company in writing to withhold from the shares otherwise deliverable that number of shares having a Fair Market Value on the date on which such tax is calculated equal to the amount of the aggregate minimum statutory withholding tax obligation to be so satisfied. No shares of Common Stock shall be delivered to a Participant unless and until Participant shall have satisfied any obligation for withholding taxes with respect thereto as provided herein.

ARTICLE V

PLAN BENEFITS

5.1 Standard Distribution Account Benefit.

(a) Election of Benefit. A Participant may file a Deferral Election to defer compensation into up to five (5) Standard Distribution Accounts and receive benefits from each such Account following Retirement or during Service. A Participant shall elect one benefit payment option for each elected Standard Distribution Account specifying a date of commencement and duration of payments for each Account. A Participant shall direct that each of his or her elected Standard Distribution Accounts be invested in any one or more of the Variable Fund Options and/or the Company Stock Fund. A Participant’s election of payment options shall be irrevocable, except as follows:

(i) A Participant shall be permitted to file one new payment election per year for each elected Standard Distribution Account, which will supersede his or her original payment option for that Account. Such change elections must be filed more than twelve (12) months prior to the previously elected commencement date and may not take effect for twelve (12) months. Change elections may not accelerate a payment commencement date and must delay payment for at least five (5) years from the previously elected payment commencement date. No change elections will be allowed if the previously elected commencement date is age sixty-five (65) or older. In the event that a Participant accelerates the commencement date of his or her benefit, thereby causing a previously filed payment election to have been made within twelve (12) months of such commencement date, the next preceding timely payment election filed by the Participant shall be followed. If it is found that a Participant’s payment election does not comply with AJCA and Section 409A of the Internal Revenue Code, benefits will be paid in accordance with the most recent valid election filed by the participant.

(ii) A Participant who has elected payments in installments may request in writing a payment in a lump sum, at any time after Retirement, of the amount of his or her Account balance which is reasonably necessary to meet the Participant’s requirements due to an Unforeseeable Emergency.

(iii) A Participant may file without penalty any new payment election permitted by Section 409A of the Internal Revenue Code and approved by the Committee.

(b) Forms of Benefit Payment. The available forms of payment from a Standard Distribution Account are as follows:

(i) One lump sum payment.

(ii) Annual installments in approximately equal payments of principal and earnings, if any, over a payment period of two (2) to fifteen (15) years, as elected by the Participant. The payment of the annual installments shall begin January 1 of a specified year and the amount shall be recalculated effective as of January 1 of each year based on the remaining Account balance and the remaining number of installment payments.

(c) Commencement of Benefit Payment. The available commencement dates for payment of benefits from a Participant’s Standard Distribution Account are as follows:

(i) Upon Retirement in a lump sum payment only.

(ii) January 1 of a specified year during Service or following Retirement; provided, however, that no payment may commence earlier than the completion of one Plan Year following the start of deferrals into such Account nor later than the January of the fifth year following the Participant’s Retirement.

(iii) January 1 following Retirement.

(d) Default Retirement Benefit. If a Participant does not elect a benefit payment option for his or her Standard Distribution Account, Plan benefits from such Account will be paid in a lump sum within sixty (60) days of the end of the month following Retirement.

5.2 Survivor Benefits.

(a) Pre-Retirement Survivor Benefits. If a Participant dies while in Service as a member of the Board of Directors prior to complete distribution of his or her Standard Distribution Account balances, the Company will pay the balance remaining in such Accounts to the Participant’s Beneficiary. Such payment will be made as a lump sum or as an annual benefit payment over a payment period of two (2) to fifteen (15) years, as elected by the Participant on a form prescribed by the Committee for designation of form of payment of survivor benefits. The Participant may change such election at any time by filing a new election form for designation of survivor benefits, provided however, that survivor benefit election changes will not take effect for twelve (12) months and, provided further, that if death occurs within twelve (12) months following an election change, the most recent valid election on file will apply. Amounts credited to the Company Stock Fund Option for a Participant shall be included in the calculation of the amount payable, but such amounts shall be distributed in shares of the Company’s Common Stock and credited against the obligations under this section in a manner to be approved by the Committee.

If a Participant dies while in Service after complete distribution of his or her entire Standard Distribution Account balances, no survivor benefit will be payable to the Participant’s Beneficiary. All amounts credited to the Company Stock Fund Option for a Participant shall be distributed in shares of the Company’s Common Stock.

(b) Post-Retirement Survivor Benefits. If a Participant dies after Retirement but before commencement of payment of retirement benefits with respect to his or her Standard Distribution Account balances, the Company will pay to the Participant’s Beneficiary the installments of any such benefit that such Participant’s Beneficiary would have received with respect to such Standard Distribution Account balances had the Participant commenced to receive retirement benefits on the day prior to such Participant’s death. Payments will commence upon the Participant’s death, irrespective of when retirement benefits would have commenced if the Participant had survived. Such payments shall be made in accordance with the method of payment that the Participant had elected for payment of retirement benefits for his or her Standard Distribution Accounts.

If a Participant dies after the commencement of payment of retirement benefits with respect to his or her Standard Distribution Accounts, the Company will pay to the Participant’s Beneficiary the remaining installments of any such benefit that would have been paid to the Participant had the Participant survived.

If a Participant dies after Retirement, but before receiving full payment of benefits from a Standard Distribution Account payable during Service, his or her Beneficiary shall receive the balance of such Account in one lump sum payment, as soon as practicable following his or her death, provided that amounts credited to the Company Stock Fund Option shall be distributed in shares of the Company’s Common Stock.

(c) Valuation Date. The amount payable with respect to each of the Participant’s Standard Distribution Accounts shall be determined by crediting such Accounts through the date of the Participant’s death with all the Participant’s deferrals and all earnings or losses based on the performance of the Variable Fund Options or the Company Stock Fund Option as elected by the Participant for each of such Accounts. After the Participant’s death, the Accounts will be increased or reduced as provided in Section 4.3.

(d) Death of Survivor. Upon the death of a Participant’s Beneficiary, the amount of any survivor benefit remaining payable to such Beneficiary will be paid in a lump sum to the Beneficiary’s estate or personal representative, provided that amounts credited to the Company Stock Fund Option shall be distributed in shares of the Company’s Common Stock. The lump sum amount will be determined by taking the present value of the remaining payments using such discount rate as the Committee may determine.

5.3 Unforeseeable Emergency. Upon finding that a Participant or Beneficiary has suffered an Unforeseeable Emergency, the Committee will make distributions from an Account prior to the time specified for payment of benefits under the Plan. The amount of such distributions will be limited to the amount reasonably necessary to meet the Participant’s or Beneficiary’s requirements during the Unforeseeable Emergency. Applications for Unforeseeable Emergency distributions and determinations thereon by the Committee shall be in writing, and a Participant or Beneficiary may be required to furnish written proof of the Unforeseeable Emergency.

Following a complete distribution of an entire Account balance necessary to meet Participant’s Unforeseeable Emergency, a Participant and his or her Beneficiary will be entitled to no further benefits under the Plan with respect to that Account. Amounts paid to a Participant pursuant to this Section shall be treated as distributions from the Participant’s Account. The Deferral Commitment for any Participant who receives an Unforeseeable Emergency distribution of any part of an Account balance shall end and the Participant shall not be allowed to make any deferrals under the Plan during the remainder of the Plan Year in which he receives such distribution and shall not be allowed to file a Deferral Election for the next Plan Year.

5.4 Valuation and Settlement. The date on which a lump sum is paid or the date on which installment payments commence shall be the “Settlement Date.” The Settlement Date for an Account shall be no more than sixty (60) days after the end of the month in which the Participant or his or her Beneficiary becomes entitled to payments under the Plan on account of Retirement or death, unless the Participant elects to defer commencement of payments to a later date in the election form for designation of form of payment for the Account. The Settlement Date for payments during Service or delayed payments following Retirement shall be the date that the Participant elects for commencement of such payments in the Deferral Election designating the form of payment for the Account. The amount of a lump sum payment and the initial amount of installment payments shall be based on the value of the Participant’s Account as of the Valuation Date at the end of the immediately preceding month before the Settlement Date. For example, the Valuation Date at the end of December shall be used to determine lump sum payments and the initial amount of installment payments which will be made in the following January.

5.5 Distributions from General Assets. The Company shall make any or all distributions pursuant to this Plan in cash out of its general assets, except that all distributions from the Company Stock Fund Option shall be settled only in shares of the Company’s Common Stock credited to a book-entry account in the Participant’s name.

5.6 Withholding and Payroll Taxes. The Company shall withhold from payments made hereunder any taxes required to be withheld from such payments under Federal, state or local law.

5.7 Payment to Guardian. If a benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapacitated person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Committee from all liability with respect to such benefit.

5.8 Small Benefit. Notwithstanding any election made by the Participant, the Committee, in its sole discretion, may direct payment of any benefit in the form of a lump sum payment to the Participant or any Beneficiary, if the lump sum amount of the Account balance which is payable to the Participant or Beneficiary when payments to such Participant or Beneficiary would otherwise commence is less than the limit on elective deferrals under Section 402(g) of the Internal Revenue Code.

5.9 Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses so to cooperate or makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder with respect to such Participant or his or her Beneficiary, provided that, in the Company’s sole discretion, benefits may be payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of any such action, misstatement or nondisclosure.

5.10 Notices and Elections. Any notice or election required or permitted to be given to the Company or the Committee under the Plan shall be sufficient only if it is in writing on a form prescribed or accepted by the Committee and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the Human Resources Department of the Company. Such notice or election shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

ARTICLE VI

DESIGNATION OF BENEFICIARY

6.1 Designation of Beneficiary. Each Participant shall have the right to designate a Beneficiary or Beneficiaries to receive his or her interest in each of his or her Accounts upon his or her death. Such designation shall be made on a form prescribed by and delivered to the Company. The Participant shall have the right to change or revoke any such designation from time to time by filing a new designation or notice of revocation with the Company, and no notice to any Beneficiary or consent by any Beneficiary shall be required to effect any such change or revocation.

6.2 Failure to Designate Beneficiary. If a Participant shall fail to designate a Beneficiary before his or her demise, or if no designated Beneficiary survives the Participant, the Committee shall direct the Company to pay the balance in each of his or her Accounts in a lump sum to the executor or administrator for his or her estate; provided, however, if no executor or administrator shall have been appointed, and actual notice of said death was given to the Committee within sixty (60) days after his or her death, and if his or her Account balances do not exceed ten thousand dollars ($10,000), the Committee may direct the Company to pay his or her Account balances to such person or persons as the Committee determines, and the Committee may require such proof of right and/or identity of such person or persons as the Committee may deem appropriate or necessary.

ARTICLE VII

FORFEITURES TO COMPANY

7.1 Distribution of Participant’s Interest When Company is Unable to Locate Distributees. In case the Company is unable within three (3) years after payment is due to a Participant, or within three (3) years after payment is due to the Beneficiary or estate of a deceased Participant, to make such payment to him or her or his or her Beneficiary, executor or administrator because it cannot ascertain his or her whereabouts or the identity or whereabouts of his or her Beneficiary, executor or administrator by mailing to the last known address shown on the Company’s records, and neither he, his or her Beneficiary, nor his or her executor or administrator had made written claim therefore before the expiration of the aforesaid time limit, then in such case, the amount due shall be forfeited to the Company.

ARTICLE VIII

MAINTENANCE OF ACCOUNTS

8.1 Books and Records. The Company shall keep, or cause to be kept, all such books of account, records and other data as may be necessary or advisable in its judgment for the administration of this Plan, and properly to reflect the affairs thereof, and to determine the nature and amount of the interests of the respective Participants in each Account.

The Company is not required to physically segregate any assets with respect to the Accounts under this Plan from any other assets of the Company and may commingle any such assets with any other moneys, securities and properties of any kind of the Company. Separate accounts or records for the respective Participants’ interests shall be maintained for operational and accounting purposes, but no such account or record shall be considered as creating a lien of any nature whatsoever on or as segregating any of the assets with respect to the Accounts under this Plan from any other funds or property of the Company.

ARTICLE IX

AMENDMENT AND TERMINATION OF THE PLAN

9.1 Amendment. The Board or the Corporate Governance and Nominating Committee of the Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued (including earnings at the appropriate interest rate) in any Account to the date of such amendment. Notwithstanding anything in the preceding sentence to the contrary, the Committee shall have the power to amend the Plan to the extent authorized by Section 2.2.

9.2 Company’s Right to Terminate. The Board or the Corporate Governance and Nominating Committee of the Board may partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan or potential payments thereunder would not be in the best interests of the Company.

(a) Partial Termination. The Board or the Corporate Governance and Nominating Committee of the Board may partially terminate the Plan by instructing the Committee not to accept any additional or ongoing Deferral Commitments. In the event of such partial termination, the Plan shall continue to operate on the same terms and conditions and, unless the Corporate Governance and Nominating Committee of the Board instructs the Committee not to accept ongoing Deferral Commitments, shall be effective with regard to Deferral Commitments entered into prior to the effective date of such partial termination.

(b) Complete Termination. The Board or the Corporate Governance and Nominating Committee of the Board may completely terminate the Plan, and if elected, the Company may provide for payouts to Participants in connection with such termination, provided such payouts are consistent with Section 409A of the Internal Revenue Code.

ARTICLE X

SPENDTHRIFT PROVISIONS

10.1 No Right to Alienation or Assignment. The Company shall, except as otherwise provided hereunder, pay all amounts payable hereunder only to the person or persons entitled thereto hereunder, and all such payments shall be made directly into the hands of each such person or persons and not into the hands of any other person or corporation whatsoever, so that said payments may not be liable for the debts, contracts or engagements of any such designated person or persons, or taken in execution by attachment or garnishment or by any other legal or equitable proceedings, nor shall any such designated person or persons have any right to alienate, arbitrate, execute, pledge, encumber, or assign any such payments or the benefits or proceeds thereof. If the person entitled to receive payment be a minor, or a person of unsound mind, whether or not adjudicated incompetent, the Company, upon direction of the Committee, may make such payments to such person or persons, corporation or corporations as may be, or be acting as, parent or legal or natural guardian of such minor or person of unsound mind. The signed receipt of such person or corporation shall be a full and complete discharge to the Company for any such payments. Notwithstanding the foregoing, the Committee may assign and/or accelerate the payment of a Participant’s vested account balances to an individual other than the Participant as may be necessary to comply with a “qualified domestic relations order” as defined by and under the terms provided in Code Section 414(p), Code Section 409A and other applicable authorities.

ARTICLE XI

MISCELLANEOUS

11.1 Right of Company to Replace Members of the Board of Directors; Obligations. Neither the action of the Company in establishing this Plan, nor any provisions of this Plan, shall be construed as giving any member of the Board the right to be retained in such capacity, or any right to any payment whatsoever except to the extent of the benefits provided for by this Plan. The Company expressly reserves the right at any time to replace or fail to renominate any member of the Board without any liability for any claim against the Company for any payment whatsoever except to the extent provided for in this Plan. The Company has no obligation to create any other or subsequent deferred compensation plan for any members of the Board.

11.2 Title to and Ownership of Assets Held for Accounts. Title to and ownership of all assets held for any Accounts shall be vested in the Company and shall constitute general assets of the Company.

11.3 Nature of Liability to Participants. Any and all payments required to be made by the Company to Participants in the Plan shall be general and unsecured liabilities of the Company.

11.4 Text of Plan to Control. The headings of the Articles and Sections are included solely for convenience of reference, and if there be any conflict between such headings and the text of this Plan, the text shall control.

This Plan document sets forth the complete terms of the Plan. In the event of any discrepancies or conflicts between this Plan document and any summary or other information regarding the Plan, the terms of this Plan document shall apply and control.

11.5 Law Governing and Severability. This Plan shall be construed, regulated and administered under the laws of the State of New York. If any provisions of this Plan shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of this Plan, and this Plan shall be deemed to be modified to the least extent possible to make it valid and enforceable in its entirety.

11.6 Name. This Plan may be referred to as “The Bank of New York Mellon Corporation Deferred Compensation Plan for Directors.”

11.7 Gender. The masculine gender shall include the feminine, and the singular shall include the plural, except when the context expressly dictates otherwise.

11.8 Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Board or the Committee may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.